Exhibit 99.1

GLOSSARY OF TERMS

The following abbreviations or acronyms used in these financial statements are defined below:

Abbreviation or Acronym	Definition
AFUDC	Allowance for funds used during construction

ARO	Asset retirement obligation

DCGT	Dominion Carolina Gas Transmission, LLC (successor by statutory conversion to and formerly known as Carolina Gas Transmission Corporation)

Dominion	The legal entity, Dominion Resources, Inc., one or more of its consolidated subsidiaries (other than Dominion Midstream GP, LLC and its subsidiaries) or operating segments or the entirety of Dominion Resources, Inc. and its consolidated subsidiaries, including Dominion MLP Holding Company II, Inc.

Dominion Midstream	The legal entity, Dominion Midstream Partners, LP, its consolidated subsidiary Cove Point GP Holding Company, LLC, or the entirety of Dominion Midstream Partners, LP, and its consolidated subsidiaries

DRS	Dominion Resources Services, Inc.

Dth	Dekatherm

FERC	Federal Energy Regulatory Commission

GAAP	U.S. generally accepted accounting principals

IRS	Internal Revenue Service

NGA	Natural Gas Act of 1938, as amended

SCANA	SCANA Corporation

U.S.	United States of America

INDEX TO FINANCIAL STATEMENTS

Page Number
DOMINION CAROLINA GAS TRANSMISSION, LLC (Successor by statutory conversion to and formerly known as Carolina Gas Transmission Corporation)

Audited Financial Statements

Report of Independent Accountants	3

Statements of Income for the Years Ended December 31, 2014, 2013 and 2012	4

Balance Sheets at December 31, 2014 and 2013	5

Statements of Equity for the Years Ended December 31, 2014, 2013 and 2012	7

Statements of Cash Flows for the Years Ended December 31, 2014, 2013 and 2012	8

Notes to Financial Statements	9

INDEPENDENT AUDITORS’ REPORT

Dominion Carolina Gas Transmission, LLC

Richmond, Virginia

We have audited the accompanying financial statements of Dominion Carolina Gas Transmission, LLC (the “Company”), which comprise the balance sheets as of December 31, 2014 and 2013, and the related statements of income, equity, and cash flows for the three years ended December 31, 2014, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the three years ended December 31, 2014 in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Richmond, Virginia
June 5, 2015

DOMINION CAROLINA GAS TRANSMISSION, LLC

STATEMENTS OF INCOME

Year Ended December 31,	2014	2013	2012
(millions)
Operating Revenue(1)	$64.9	$62.1	$56.4

Operating Expenses
Other operations and maintenance:
Affiliated suppliers	8.5	8.5	9.0
Other	15.4	13.7	13.2
Depreciation and amortization	8.5	8.5	7.8
Other taxes	5.4	4.8	4.2

Total operating expenses	37.8	35.5	34.2

Income from operations	27.1	26.6	22.2
Other income	0.7	—	—
Interest and related charges(1)	4.2	3.2	3.1

Income from operations before income taxes	23.6	23.4	19.1
Income tax expense	8.9	9.9	6.7

Net Income	$14.7	$13.5	$12.4

(1)	See Note 13 for amounts attributable to related parties.

The accompanying notes are an integral part of DCGT’s Financial Statements.

DOMINION CAROLINA GAS TRANSMISSION, LLC

BALANCE SHEETS

At December 31,	2014	2013
(millions)
ASSETS
Current Assets
Cash and cash equivalents	$0.4	$0.3
Customer receivables	1.3	1.0
Other receivables	0.8	0.9
Affiliated receivables	4.5	4.7
Affiliated advances	2.7	5.2
Prepayments(1)	3.2	0.8
Materials and supplies	2.7	1.9
Regulatory assets	0.9	1.6
Deferred income taxes	—	0.1

Total current assets	16.5	16.5

Property, Plant and Equipment
Property, plant and equipment	368.4	334.9
Accumulated depreciation and amortization	(96.1)	(90.5)

Total property, plant and equipment, net	272.3	244.4

Deferred Charges and Other Assets
Goodwill	20.2	20.2
Intangible assets, net	4.1	5.7
Regulatory assets	7.0	4.5
Other	0.2	—

Total deferred charges and other assets	31.5	30.4

Total assets	$320.3	$291.3

(1)	See Note 13 for amounts attributable to related parties.

The accompanying notes are an integral part of DCGT’s Financial Statements.

DOMINION CAROLINA GAS TRANSMISSION, LLC

BALANCE SHEETS (CONTINUED)

At December 31,	2014	2013
(millions)
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$1.0	$0.8
Payables to affiliates	5.5	5.2
Accrued interest, payroll and taxes(1)	7.2	7.0
Deferred income taxes	3.2	—
Regulatory liabilities	2.9	2.8
Other(1)	3.9	2.4

Total current liabilities	23.7	18.2

Affiliated Long-Term Debt	100.0	85.0

Deferred Credits and Other Liabilities
Deferred income taxes and investment tax credits	45.9	45.8
Pension and other postretirement benefit liabilities(1)	12.5	8.8
Regulatory liabilities	37.9	40.8
Other	2.5	1.3

Total deferred credits and other liabilities	98.8	96.7

Total liabilities	222.5	199.9

Commitments and Contingencies (see Note 11)
Common Shareholders’ Equity
Common stock(2)	—	—
Other paid-in capital	79.6	78.6
Retained earnings	18.2	12.8

Total equity	97.8	91.4

Total liabilities and equity	$320.3	$291.3

(1)	See Note 13 for amounts attributable to related parties.
(2)	1,000 common shares at $40 par value per share were authorized, issued and outstanding at December 31, 2014 and 2013.

The accompanying notes are an integral part of DCGT’s Financial Statements.

DOMINION CAROLINA GAS TRANSMISSION, LLC

STATEMENTS OF EQUITY

	Common Stock
	Shares	Amount	Other Paid-in Capital	Retained Earnings	Total
(millions, except for shares)
December 31, 2011	1,000	$—	$77.7	$2.8	$80.5

Net income	—	—	—	12.4	12.4
Dividends to SCANA	—	—	—	(7.0)	(7.0)
Equity contribution from SCANA	—	—	0.1	—	0.1

December 31, 2012	1,000	—	77.8	8.2	86.0

Net income	—	—	—	13.5	13.5
Dividends to SCANA	—	—	—	(8.9)	(8.9)
Equity contribution from SCANA	—	—	0.8	—	0.8

December 31, 2013	1,000	—	78.6	12.8	91.4

Net income	—	—	—	14.7	14.7
Dividends to SCANA	—	—	—	(9.3)	(9.3)
Equity contribution from SCANA	—	—	1.0	—	1.0

December 31, 2014	1,000	$—	$79.6	$18.2	$97.8

The accompanying notes are an integral part of DCGT’s Financial Statements.

DOMINION CAROLINA GAS TRANSMISSION, LLC

STATEMENTS OF CASH FLOWS

Year Ended December 31,	2014	2013	2012
(millions)
Operating Activities
Net income	$14.7	$13.5	$12.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8.5	8.5	7.8
Deferred income taxes and investment tax credits	3.4	4.0	8.5
Other	(0.8)	—	—
Changes in:
Customer and other receivables	(0.2)	(0.8)	(0.7)
Affiliated receivables	0.2	0.1	(1.6)
Materials and supplies	(0.8)	—	(0.2)
Prepayments	(2.4)	0.4	(0.2)
Accounts payable	0.2	(0.2)	0.2
Accounts payable to affiliates	(0.3)	0.8	0.7
Accrued interest, payroll and taxes	0.2	1.8	(1.9)
Other operating assets and liabilities	0.5	(6.3)	(2.7)

Net cash provided by operating activities	23.2	21.8	22.3

Investing Activities
Plant construction and other property additions	(32.8)	(16.6)	(28.3)
Advance to affiliate, net	2.5	(5.2)	—

Net cash used in investing activities	(30.3)	(21.8)	(28.3)

Financing Activities
Issuance (repayment) of affiliated current borrowings, net	—	(20.9)	13.6
Issuance of affiliated long-term debt	15.0	85.0	—
Repayment of affiliated long-term debt	—	(55.0)	—
Repayment of long-term debt	—	(1.3)	(1.2)
Common dividend payments to SCANA	(8.8)	(8.3)	(6.5)
Equity contribution from SCANA	1.0	0.8	0.1

Net cash provided by financing activities	7.2	0.3	6.0

Increase in cash and cash equivalents	0.1	0.3	—
Cash and cash equivalents at beginning of year	0.3	—	—

Cash and cash equivalents at end of year	$0.4	$0.3	$—

Supplemental Cash Flow Information
Cash paid during the year for:
Interest and related charges, excluding capitalized amounts	$4.7	$3.2	$3.4
Income taxes	8.6	4.6	0.5
Significant noncash investing activities:
Accrued capital expenditures	2.1	1.9	2.8

The accompanying notes are an integral part of DCGT’s Financial Statements.

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

DCGT operates as an open access, transportation-only interstate pipeline company in South Carolina and southeastern Georgia. As of December 31, 2014, DCGT’s natural gas system consisted of nearly 1,500 miles of transmission pipeline of up to 24 inches in diameter. DCGT’s system transports gas to its customers from the transmission systems of Southern Natural Gas Company at Port Wentworth, Georgia and Aiken County, South Carolina; Southern LNG, Inc. at Elba Island, near Savannah, Georgia; and Transcontinental Gas Pipe Line Company, LLC in Cherokee and Spartanburg counties in South Carolina. All of DCGT’s operations are regulated by the FERC.

DCGT’s customers include South Carolina Electric & Gas Company (which uses natural gas for electricity generation and for gas distribution to retail customers), SCANA Energy Marketing, Inc. (which markets natural gas to industrial and “sale for resale” customers, primarily in the Southeast), municipalities, county gas authorities, federal and state agencies, marketers, power generators and industrial customers primarily engaged in the manufacturing or processing of ceramics, paper, metal, and textiles.

DCGT’s pipeline system is essentially fully subscribed with a contracted pipeline capacity of 719,763 Dth. Approximately 6% of the capacity has a 2016 expiration date, and 94% of this capacity is contracted through 2017 or beyond. DCGT has several growth projects to expand its system which are expected to increase its contracted capacity by 142,130 Dth for a total of 861,893 Dth by the end of 2017. All expansion projects are supported by long term contracts with terms ranging from 10 to 30 years.

Prior to January 31, 2015, DCGT was a wholly owned subsidiary of SCANA. On January 31, 2015, SCANA completed the sale of 100% of the equity interests of DCGT to Dominion for approximately $495.3 million, subject to working capital adjustments. At that time, DCGT employees became employees of DRS or Dominion Payroll Company, Inc. On March 24, 2015, DCGT converted to a limited liability company under the laws of South Carolina and changed its name from Carolina Gas Transmission Corporation to DCGT. On April 1, 2015, Dominion Midstream acquired DCGT from Dominion for total consideration of approximately $495.3 million, subject to working capital adjustments.

Basis of Presentation

These financial statements were prepared using SCANA’s historical basis in the assets and liabilities of DCGT and include all revenues, costs, assets and liabilities attributed to DCGT. DCGT’s financial statements include costs for certain general, administrative and corporate expenses assigned by SCANA to DCGT on the basis of direct and allocated methods in accordance with DCGT’s services agreement with SCANA. Where costs incurred cannot be determined by specific identification, the costs are allocated based on the proportional level of effort devoted by SCANA resources that is attributable to DCGT, determined by reference to number of employees, salaries and wages and other similar measures for the relevant SCANA department. Management believes the assumptions and methodologies underlying the allocation of general corporate overhead expenses are reasonable.

DCGT evaluated subsequent events through June 5, 2015, the date these financial statements were issued.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

General

DCGT makes certain estimates and assumptions in preparing its financial statements in accordance with GAAP. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, expenses and cash flows for the periods presented. Actual results may differ from those estimates.

DCGT reports certain contracts and instruments at fair value. The carrying values of customer, other and affiliated receivables, payables to affiliates and accounts payable are estimated to be substantially the same as their fair values at December 31, 2014 and 2013.

Through 2014, DCGT participated in a tax sharing agreement with SCANA. See Note 4 for further information on accounting for income taxes.

Through January 31, 2015, DCGT participated in certain pension and other postretirement benefit plans sponsored by SCANA. See Note 10 for further information on these plans.

Operating Revenue

Operating revenue is recorded on the basis of services rendered or contracts settled. Actual volumes transported are billed and recorded at each year end; therefore, no accrued unbilled revenue is recorded.

The primary types of sales and service activities reported as operating revenue are as follows:

•	Gas transportation revenue consists of regulated natural gas transmission services; and

•	Other revenue consists primarily of proceeds from the monetization of a customer bankruptcy claim which are being amortized into operating revenue from November 2006 through February 2024.

Income Taxes

Prior to January 31, 2015, DCGT was a wholly owned subsidiary of SCANA and its business activities were included in the consolidated U.S. federal and certain state income tax returns of SCANA. Under a joint consolidated income tax allocation agreement, each of the SCANA subsidiary’s current and deferred tax expense is computed on a stand-alone basis. Deferred tax assets and liabilities are recorded for the tax effects of all significant temporary differences between the book basis and tax basis of assets and liabilities at currently enacted tax rates. Deferred tax assets and liabilities are adjusted for changes in such rates through charges or credits to regulatory assets or liabilities if they are expected to be recovered from, or passed through to, customers of SCANA’s regulated subsidiaries; otherwise, they are charged or credited to income tax expense. DCGT establishes a valuation allowance when it is more-likely-than-not that all, or a portion, of a deferred tax asset will not be realized. Also, under provisions of the income tax allocation agreement, tax benefits of the parent holding company are distributed in cash to tax paying affiliates, including DCGT, in the form of capital contributions.

DCGT recognizes positions taken, or expected to be taken, in income tax returns that are more-likely-than-not to be realized, assuming that the position will be examined by tax authorities with full knowledge of all relevant information.

If it is not more-likely-than-not that a tax position, or some portion thereof, will be sustained, the related tax benefits are not recognized in the financial statements. Unrecognized tax benefits may result in an increase in income taxes payable, a reduction of income tax refunds receivable or changes in deferred taxes. Also, when uncertainty about the deductibility of an amount is limited to the timing of such deductibility, the increase in income taxes payable (or reduction in tax refunds receivable) is accompanied by a decrease in deferred tax liabilities. Except when such amounts are presented net with amounts receivable from or amounts prepaid to tax authorities, noncurrent income taxes payable related to unrecognized tax benefits are classified in other deferred credits and other liabilities on the Balance Sheets and current payables are included in accrued interest, payroll and taxes on the Balance Sheets. There were no unrecognized tax benefits in 2014, 2013 and 2012.

DCGT recognizes interest accrued related to unrecognized tax benefits within interest expense and recognizes tax penalties within other expenses. There were no interest or penalties in 2014, 2013 and 2012.

Investment tax credits are deferred in the year qualifying property is placed in service and amortized over the service lives of the properties giving rise to the credits.

Cash and Cash Equivalents

For purposes of the Balance Sheets and Statements of Cash Flows, cash and cash equivalents include cash on hand, cash in banks and temporary investments purchased with an original maturity of three months or less.

Property, Plant and Equipment

Property, plant and equipment, including additions and replacements is recorded at original cost, consisting of labor and materials and other direct and indirect costs such as asset retirement costs, capitalized interest and, for operations subject to cost-of-service rate regulation, AFUDC and overhead costs. The cost of repairs and maintenance, including minor additions and replacements, is charged to expense as it is incurred.

In 2014, DCGT capitalized AFUDC to property, plant and equipment of $1.1 million. In 2013 and 2012, AFUDC amounts capitalized were less than $0.1 million.

For property subject to cost-of-service rate regulation, the undepreciated cost of such property, less salvage value, is generally charged to accumulated depreciation at retirement. Cost of removal collections from utility customers not representing AROs are recorded as regulatory liabilities. For property subject to cost-of-service rate regulation that will be retired or abandoned significantly before the end of its useful life, the net carrying value is reclassified from plant-in-service when it becomes probable it will be retired or abandoned.

Depreciation of property, plant and equipment is computed on the straight-line method based on projected service lives. Depreciation rates on utility property, plant and equipment are as follows:

Year Ended December 31,	2014	2013	2012
(percent)
Transmission	1.85	1.84	1.75
General and other	10.66	13.19	14.74

Long-Lived and Intangible Assets

DCGT performs an evaluation for impairment whenever events or changes in circumstances indicate that the carrying amount of long-lived assets or intangible assets with finite lives may not be recoverable. A long-lived or intangible asset is written down to fair value if the sum of its expected future undiscounted cash flows is less than its carrying amount. Intangible assets with finite lives are amortized over their estimated useful lives.

Regulatory Assets and Liabilities

For regulated businesses subject to FERC cost-of-service rate regulation, regulatory practices that assign costs to accounting periods may differ from accounting methods generally applied by nonregulated companies. When it is probable that the FERC will permit the recovery of current costs through future rates charged to customers, these costs that otherwise would be expensed by nonregulated companies are deferred as regulatory assets. Likewise, regulatory liabilities are recognized when it is probable that the FERC will require customer refunds through future rates or when revenue is collected from customers for expenditures that have yet to be incurred. Generally, regulatory assets and liabilities are amortized into income over the period authorized by the FERC.

DCGT evaluates whether or not recovery of its regulatory assets through future rates is probable and makes various assumptions in its analyses. The expectations of future recovery are generally based on orders issued by the FERC or historical experience, as well as discussions with the FERC. If recovery of a regulatory asset is determined to be less than probable, it will be written off in the period such assessment is made.

Materials and Supplies

Materials and supplies are valued primarily using the weighted-average cost method.

Natural Gas Imbalances

Natural gas imbalances occur when the physical amount of natural gas delivered from, or received by, a pipeline system differs from the contractual amount of natural gas delivered or received. DCGT values these imbalances due to, or from, shippers and operators at an appropriate index price at period end, subject to the terms of its tariff for regulated entities. Imbalances are settled in cash. Imbalances due to DCGT from customers and other parties, such as upstream pipelines, are reported as customer receivables and other receivables in the Balance Sheets, respectively. Imbalances that DCGT owes to other parties are reported as accounts payable in the Balance Sheets.

Goodwill

DCGT evaluates goodwill for impairment annually as of January 1 and whenever an event occurs or circumstances change in the interim that would more-likely-than-not reduce the fair value of its reporting unit below its carrying value.

NOTE 3. OPERATING REVENUE

Operating revenue consists of the following:

Year Ended December 31,	2014	2013	2012
(millions)
Gas transportation	$61.8	$58.9	$53.6
Other	3.1	3.2	2.8

Total operating revenue	$64.9	$62.1	$56.4

NOTE 4. INCOME TAXES

Prior to January 31, 2015, DCGT, a C-corporation, was a wholly owned subsidiary of SCANA and its business activities were included in the consolidated U.S. federal and certain state income tax returns of SCANA. DCGT’s current income taxes were based on taxable income or loss, determined on a separate company basis, and, where applicable, settled in accordance with the principles of SCANA’s intercompany tax sharing agreement.

Judgment and the use of estimates are required in developing the provision for income taxes and reporting of tax-related assets and liabilities. The interpretation of tax laws involves uncertainty, since tax authorities may interpret the laws differently. DCGT is routinely audited by federal and state tax authorities. Ultimate resolution of income tax matters may result in favorable or unfavorable impacts to net income and cash flows, and adjustments to tax-related assets and liabilities could be material.

In December 2014, U.S. federal legislation was enacted that provides an extension of the 50% bonus depreciation allowance for qualifying capital expenditures incurred through 2014.

DCGT became a disregarded entity for income tax purposes when it converted to a single member limited liability company on March 24, 2015 and was treated as a taxable division of its corporate parent, Dominion MLP Holding Company II, Inc. Effective April 1, 2015, DCGT is treated as a component of Dominion Midstream, a pass-through entity for U.S. federal and state income tax purposes that is generally not subject to income taxes.

The income tax (benefit) provision is summarized as follows:

Year Ended December 31,	2014	2013	2012
(millions)
Current:
Federal	$5.0	$5.3	$(1.6)
State	0.5	0.6	(0.2)

Total current expense	5.5	5.9	(1.8)

Deferred:
Federal	3.2	3.5	8.2
State	0.2	0.5	0.3

Total deferred expense	3.4	4.0	8.5

Total income tax expense	$8.9	$9.9	$6.7

The statutory U.S. federal income tax rate reconciles to the effective income tax rate as follows:

Year Ended December 31,	2014	2013	2012
U.S. statutory rate	35.0%	35.0%	35.0%
Increases/(reductions) resulting from:
State taxes, net of federal benefit	2.1	3.0	0.6
Regulatory asset write-off(1)	—	4.8	—
Other, net	0.5	(0.6)	(0.4)

Effective tax rate	37.6%	42.2%	35.2%

(1)	Represents $1.3 million of future income taxes payable for which recovery has not been included in existing customer rates.

Deferred income taxes consisted of the following:

At December 31,	2014	2013
(millions)
Deferred income taxes:
Total deferred income tax assets	$—	$0.1
Total deferred income tax liabilities	48.8	45.5

Total net deferred income tax liabilities	$48.8	$45.4

Total deferred income taxes:
Plant and equipment, primarily depreciation method and basis differences	$54.6	$51.3
Deferred state income taxes	4.2	3.9
Federal benefit of deferred state income taxes	(1.5)	(1.4)
Monetization of bankruptcy claim(1)	(9.1)	(10.1)
Intercompany deferred gain(2)	3.5	3.9
Pension and other postretirement benefits	(2.1)	(1.6)
Other	(0.8)	(0.6)

Total net deferred income tax liabilities	$48.8	$45.4

(1)	Represents the monetization of a customer bankruptcy claim which is being amortized into operating revenue through February 2024.
(2)	Upon the acquisition of DCGT from SCANA by Dominion on January 31, 2015, this deferred gain was recognized for tax purposes.

The IRS has completed examinations of SCANA’s federal returns through 2004. Federal returns through 2007 are closed by statute. The IRS is currently examining open federal returns through 2012. With few exceptions, SCANA is no longer subject to South Carolina income tax examinations by tax authorities for years prior to 2010.

NOTE 5. PROPERTY, PLANT AND EQUIPMENT

Major classes of property, plant and equipment and their respective balances for DCGT are as follows:

At December 31,	2014	2013
(millions)
Transmission	$329.8	$308.5
General and other	12.5	15.1
Plant under construction	26.1	11.3

Total property, plant and equipment	$368.4	$334.9

NOTE 6. GOODWILL AND INTANGIBLE ASSETS

Goodwill

There have been no changes in DCGT’s carrying amount of goodwill as presented below:

Total
(millions)
Balance at December 31, 2012(1)	$20.2
No events affecting goodwill	—

Balance at December 31, 2013(1)	$20.2
No events affecting goodwill	—

Balance at December 31, 2014(1)	$20.2

(1)	Goodwill amounts do not contain any accumulated impairment losses.

Other Intangible Assets

DCGT’s other intangible assets are subject to amortization over their estimated useful lives. DCGT’s amortization expense for intangible assets was $1.8 million, $1.9 million and $2.0 million for 2014, 2013 and 2012, respectively. In 2014, DCGT acquired $0.2 million of intangible assets, primarily representing software, with an estimated weighted-average amortization period of approximately 5 years. In 2013, DCGT acquisitions of intangible assets were less than $0.1 million. The components of intangible assets are as follows:

At December 31,	2014		2013
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
(millions)
Software	$17.4	$14.4	$17.2	$13.2
Other	6.0	4.9	6.0	4.3

Total	$23.4	$19.3	$23.2	$17.5

Annual amortization expense for these intangible assets is estimated to be as follows:

	2015	2016	2017	2018	2019
(millions)
DCGT	$1.8	$1.4	$0.6	$0.3	$0.1

NOTE 7. REGULATORY ASSETS AND LIABILITIES

Regulatory assets and liabilities include the following:

At December 31,	2014	2013
(millions)
Regulatory assets:
Transportation deferred account(1)	$0.9	$1.6

Regulatory assets-current	0.9	1.6

Unrecognized pension and other postretirement benefit costs(2)	6.9	3.5
Transportation deferred account(1)	0.1	1.0

Regulatory assets-non-current	7.0	4.5

Total regulatory assets	$7.9	$6.1

Regulatory liabilities:
Customer bankruptcy settlement(3)	$2.8	$2.8
Other	0.1	—

Regulatory liabilities-current	2.9	2.8

Customer bankruptcy settlement(3)	23.3	26.1
Provision for future cost of removal and AROs(4)	14.5	14.5
Other	0.1	0.2

Regulatory liabilities-non-current	37.9	40.8

Total regulatory liabilities	$40.8	$43.6

(1)	Represents the deferral of differences between amounts received and actual costs incurred for gas imbalances and gas retained or used, which are subject to annual filings with the FERC under DCGT’s gas tariff.
(2)	Represents unrecognized pension and other postretirement employee benefit costs expected to be recovered through future rates generally over the expected remaining service period of plan participants.
(3)	Represents the balance of proceeds from the monetization of a bankruptcy claim which is being amortized into operating revenue through February 2024.
(4)	Rates charged to customers by DCGT include a provision for the cost of future activities to remove assets that are expected to be incurred at the time of retirement.

At December 31, 2014, approximately $0.9 million of regulatory assets represented past expenditures on which DCGT does not currently earn a return. These expenditures are expected to be recovered within one year.

NOTE 8. REGULATORY MATTERS

The FERC regulates the transportation and sale for resale of natural gas in interstate commerce under the NGA and the Natural Gas Policy Act of 1978, as amended. Under the NGA, the FERC has authority over rates, terms and conditions of services offered by DCGT. The FERC also has jurisdiction over siting, construction and operation of DCGT’s interstate natural gas pipeline facilities.

In the second quarter of 2013, DCGT executed binding precedent agreements for the Edgemoor project. The project will provide 45,000 Dths per day of firm transportation service from an existing interconnect with Transcontinental Gas Pipe Line Company, LLC in Cherokee County, South Carolina to customers in Calhoun and Lexington Counties, South Carolina. The FERC approved the Edgemoor project in February 2015 and construction commenced in March 2015. The project is expected to be placed into service in the first quarter of 2016.

In April 2014, DCGT executed a binding precedent agreement for the Columbia to Eastover project. The project will provide 15,800 Dths per day of firm transportation service from an existing interconnect with Southern Natural Gas Company, LLC in Aiken County, South Carolina and provide for a receipt point change of 2,200 Dths per day under an existing contract from an existing interconnect with Transcontinental Gas Pipe Line Company, LLC in Cherokee County, South Carolina for a total 18,000 Dths per day to a new delivery point for the International Paper Company at its pulp and paper mill known as the Eastover Plant in Richland County, South Carolina. In May 2015, DCGT filed an application to request FERC authorization to construct and operate the project facilities, which are expected to be in service in the second quarter of 2016.

In connection with Dominion’s acquisition of DCGT on January 31, 2015, Dominion agreed to a rate moratorium which precludes DCGT from filing a Section 4 NGA general rate case to establish base rates that would be effective prior to January 1, 2018.

NOTE 9. AFFILIATED LONG-TERM DEBT

In 2014, DCGT issued two notes payable to SCANA for the principal amounts of $5.0 million and $10.0 million. In 2013, DCGT issued a note payable to SCANA for the principal amount of $85.0 million. Each note bears interest at a fixed rate per annum. Interest on all notes is payable semi-annually in arrears, and all principal and accrued interest is due and payable at the maturity dates listed below. Interest charges related to DCGT’s borrowings from SCANA were $4.5 million, $3.1 million and $3.0 million for the years ended December 31, 2014, 2013 and 2012, respectively. At December 31, 2014 and 2013, accrued interest payable to SCANA was $0.4 million recorded in accrued interest, payroll and taxes on the Balance Sheets. Affiliated long-term debt amounts outstanding and fixed interest rates at each Balance Sheet date include the following:

At December 31,	2014	2013
(millions, except percentages)
5.0% Note due November 2023	85.0	85.0
4.0% Notes due June 2024	15.0	—

Total long-term debt	100.0	85.0

The debt instruments described above are reported at historical cost. At December 31, 2014 and 2013, the fair value of DCGT’s outstanding debt is equal to carrying value. Estimated fair values have been determined using available market information and valuation methodologies considered appropriate by management. The fair values were calculated using market prices, where available, and interest rates currently available for issuance of debt with similar terms and remaining maturities. All fair value measurements are classified as Level 2.

As a result of the acquisition of DCGT by Dominion effective January 31, 2015, DCGT ceased to be a wholly-owned subsidiary of SCANA, and each note payable to SCANA as described above was subject to mandatory redemption at the redemption price equal to the principal amount of the note plus accrued interest through the redemption date. The outstanding notes payable were settled through an equity contribution from SCANA to DCGT for the principal amounts totaling $100 million.

NOTE 10. EMPLOYEE BENEFIT PLANS

DCGT participated in retirement benefit plans sponsored by SCANA, which provide certain retirement benefits to eligible active employees, retirees and qualifying dependents of DCGT. Under the terms of its benefit plans, SCANA reserves the right to change, modify or terminate the plans. From time to time in the past, benefits have changed, and some of these changes have reduced benefits. On January 31, 2015, upon Dominion’s acquisition of DCGT, DCGT employees ceased accruing benefits under SCANA’s retirement benefit plans, and DCGT employees became eligible to participate in Dominion’s retirement benefit plans effective February 1, 2015. At January 31, 2015, amounts payable by DCGT to SCANA related to SCANA’s plans were settled through an equity contribution.

Defined Benefit Plans

DCGT participated in SCANA’s noncontributory defined benefit pension plan, which covers substantially all regular, full-time employees hired before January 1, 2014. SCANA’s policy has been to fund the plan as permitted by applicable federal income tax regulations, as determined by an independent actuary.

SCANA’s pension plan provides benefits under a cash balance formula for employees hired before January 1, 2000 who elected that option and for all eligible employees hired subsequently. Under the cash balance formula, benefits accumulate as a result of compensation credits and interest credits. Employees hired before January 1, 2000 who elected to remain under the final average pay formula earn benefits based on years of credited service and the employee’s average annual base earnings received during the last three years of employment.

In addition to pension benefits, DCGT participated in SCANA’s unfunded postretirement health care and life insurance programs which provide benefits to certain active and retired employees. Retirees hired before January 1, 2011 share in a portion of their medical care cost. Employees hired after December 31, 2010 are responsible for the full costs of retiree medical benefits elected by them. The costs of postretirement benefits other than pensions are accrued during the years the employees render the services necessary to be eligible for these benefits.

The same benefit formula applies to all SCANA subsidiaries participating in the parent sponsored plans, and with regard to the pension plan, there are no legally separate asset pools. The postretirement benefit plans are accounted for as multiple employer plans. The information presented below reflects DCGT’s portion of the obligations, assets, funded status, and other information reported for the parent sponsored plans as a whole. The tabular data presented reflects the use of various cost assignment methodologies and participation assumptions based on DCGT’s past and current employees and its share of plan assets.

Funded Status

The measurement date used to determine pension and other postretirement benefit obligations is December 31.

	Pension Benefits		Other Postretirement Benefits
December 31,	2014	2013	2014	2013
(millions)
Fair value of plan assets	$10.8	$10.6	$—	$—
Benefit obligation	(18.3)	(15.3)	(5.3)	(4.3)

Funded status	$(7.5)	$(4.7)	$(5.3)	$(4.3)

The accumulated benefit obligation for pension benefits was $17.7 million at the end of 2014 and $14.8 million at the end of 2013. The accumulated pension benefit obligation differs from the projected pension benefit obligation above in that it reflects no assumptions about future compensation levels.

Significant assumptions used to determine the above benefit obligations are as follows:

	Pension Benefits		Other Postretirement Benefits
	2014	2013	2014	2013
Annual discount rate used to determine benefit obligation	4.20%	5.03%	4.30%	5.19%
Assumed annual rate of future salary increases for projected benefit obligation	3.00	3.00	3.00	3.75

A 7.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2014. The rate was assumed to decrease gradually to 5.0% for 2020 and to remain at that level thereafter.

Amounts recognized on the Balance Sheets represent liabilities to SCANA associated with the plans as follows:

	Pension Benefits		Other Postretirement Benefits
December 31,	2014	2013	2014	2013
(millions)
Current liability	$—	$—	$(0.3)	$(0.2)
Noncurrent liability	(7.5)	(4.7)	(5.0)	(4.1)

Amounts recognized in regulatory assets as of December 31, 2014 and 2013 were as follows:

	Pension Benefits		Other Postretirement Benefits
December 31,	2014	2013	2014	2013
(millions)
Net actuarial loss	$5.1	$2.4	$1.6	$0.8
Prior service cost	0.2	0.3	—	—

Total	$5.3	$2.7	$1.6	$0.8

Benefits paid from SCANA’s pension plan trust in 2014 were approximately $64.0 million, of which approximately $1.1 million is attributable to DCGT under multiple employer accounting. With regard to other postretirement benefits, approximately $0.4 million in benefits were paid from DCGT assets in 2014, net of participant contributions.

Investment Policies and Strategies

The assets of the pension plan are invested in accordance with the objectives of (1) fully funding the obligations of the pension plan, (2) overseeing the plan’s investments in an asset-liability framework that considers the funding surplus (or deficit) between assets and liabilities, and overall risk associated with assets as compared to liabilities, and (3) maintaining sufficient liquidity to meet benefit payment obligations on a timely basis. The pension plan was closed to new entrants effective January 1, 2014. In addition, during 2013, SCANA adopted a dynamic investment strategy for the management of the pension plan assets. The strategy will lead to a reduction in equities and an increase in long duration fixed income allocations over time with the intention of reducing volatility of funded status and pension costs in connection with the amendments to the plan.

The pension plan operates with several risk and control procedures, including ongoing reviews of liabilities, investment objectives, levels of diversification, investment managers and performance expectations. The total portfolio is constructed and maintained to provide prudent diversification with regard to the concentration of holdings in individual issues, corporations, or industries.

Transactions involving certain types of investments are prohibited. These include, except where utilized by a hedge fund manager, any form of private equity; commodities or commodity contracts (except for unleveraged stock or bond index futures and currency futures and options); ownership of real estate in any form other than publicly traded securities; short sales, warrants or margin transactions, or any leveraged investments; and natural resource properties. Investments made for the purpose of engaging in speculative trading are also prohibited.

The pension plan asset allocation at December 31, 2014 and 2013 and the target allocation for 2015 are as follows:

	Percentage of Plan Assets
	Target Allocation	At December 31,
Asset Category	2015	2014	2013
Equity securities	58%	57%	59%
Fixed income	33	34	32
Hedge funds	9	9	9

For 2015, the expected long-term rate of return on assets will be 7.5%. In developing the expected long-term rate of return assumptions, management evaluates the pension plan’s historical cumulative actual returns over several periods, considers the expected active returns across various asset classes and assumes an asset allocation of 58% with equity managers, 33% with fixed income managers and 9% with hedge fund managers. Management regularly reviews such allocations and periodically rebalances the portfolio when considered appropriate. Additional rebalancing may occur subject to funded status improvements as part of the dynamic investment strategy adopted for 2013.

Fair Value Measurements

Assets held by the pension plan are measured at fair value as described below. Assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Level 1 is a fair value measurement using unadjusted quoted prices in active markets for identical assets or liabilities. Level 2 is a fair value measurement using observable inputs other than those for Level 1, including quoted prices for similar (not identical) assets or liabilities or inputs that are derived from observable market data by correlation or other means. Level 3 is a fair value measurement using unobservable inputs, including situations where there is little, if any, market activity for the asset or liability. At December 31, 2014 and 2013, fair value measurements, and the level within the fair value hierarchy in which the measurements fall, were as follows:

	Fair Value Measurements at Reporting Date
December 31, 2014	Level 1	Level 2	Level 3	Total
(thousands)
Common stock	$—	$—	$—	$—
Preferred stock	—	—	—	—
Mutual funds	—	7,829	—	7,829
Short-term investment vehicles	—	250	—	250
U.S. Treasury securities	—	75	—	75
Corporate debt securities	—	1,080	—	1,080
Loans secured by mortgages	—	—	—	—
Municipals	—	192	—	192
Limited partnerships	—	403	—	403
Multi-strategy hedge funds	—	—	1,014	1,014

	$—	$9,829	$1,014	$10,843

	Fair Value Measurements at Reporting Date
December 31, 2013	Level 1	Level 2	Level 3	Total
(thousands)
Common stock	$4,053	$—	$—	$4,053
Preferred stock	7	—	—	7
Mutual funds	243	3,482	—	3,725
Short-term investment vehicles	—	238	—	238
U.S. Treasury securities	—	401	—	401
Corporate debt securities	—	650	—	650
Loans secured by mortgages	—	152	—	152
Municipals	—	45	—	45
Limited partnerships	14	411	—	425
Multi-strategy hedge funds	—	—	931	931

	$4,317	$5,379	$931	$10,627

At December 31, 2014, assets with fair value measurements classified as Level 1 were insignificant. There were no transfers of fair value amounts into or out of Levels 1, 2 or 3 during 2014 or 2013.

The pension plan values common stock, preferred stock and certain mutual funds, where applicable, using unadjusted quoted prices from a national stock exchange, such as NYSE and NASDAQ, where the securities are actively traded. Other mutual funds, common collective trusts and limited partnerships are valued using the observable prices of the underlying fund assets based on trade data for identical or similar securities or from a national stock exchange for similar assets or broker quotes. Short-term investment vehicles are funds that invest in short-term fixed income instruments and are valued using observable prices of the underlying fund assets based on trade data for identical or similar securities. Government agency securities are valued using quoted market prices or based on models using observable inputs from market sources such as external prices or spreads or benchmarks thereto. Corporate debt securities and municipals are valued based on recently executed transactions, using quoted market prices, or based on models using observable inputs from market sources such as external prices or spreads or benchmarks thereto. Loans secured by mortgages are valued using observable prices based on trade data for identical or comparable instruments. Hedge funds represent investments in a hedge fund of funds partnership that invests directly in multiple hedge fund strategies that are not traded on exchanges and do not trade on a daily basis. The fair value of this multi-strategy hedge fund is estimated based on the net asset value of the underlying hedge fund strategies using consistent valuation guidelines that account for variations that may impact their fair value. The estimated fair value is the price at which redemptions and subscriptions occur.

	Fair Value Measurements
	Level 3
	2014	2013
(thousands)
Beginning balance	$931	$770
Unrealized gains included in changes in net assets	83	161
Purchases, issuances, and settlements	—	—

Ending balance	$1,014	$931

Expected Cash Flows

The total benefits expected to be paid from the pension plan trust (including benefits related to all employers participating in the multiple employer plan) or from DCGT’s assets (excluding benefits related to other employers participating in the plan) for the other postretirement benefits plan (net of participant contributions), respectively, are as follows:

Expected Benefit Payments

	Pension Benefits from Pension Trust	Other Postretirement Benefits
(thousands)
2015	$63,404	$339
2016	64,548	366
2017	65,632	388
2018	66,061	409
2019	65,162	431
2020-2024	338,365	2,420

Pension Plan Contributions

The pension trust is adequately funded under current regulations. No contributions have been required since 1997, and as a result of closing the plan to new entrants and freezing benefit accruals in the future, DCGT does not anticipate making significant contributions to the pension plan for the foreseeable future.

Net Periodic Benefit Cost

Net periodic pension cost related to the defined benefit pension plan was $0.1 million, $0.5 million and $0.4 million in 2014, 2013 and 2012, respectively, recorded in other operations and maintenance expense in the Statements of Income. Net periodic benefit cost related to the other postretirement plan was $0.4 million, $0.5 million and $0.5 million in 2014, 2013 and 2012, respectively, recorded in other operations and maintenance expense in the Statements of Income.

DCGT records net periodic benefit cost utilizing beginning of the year assumptions. Disclosures required for these plans are set forth in the following tables.

Other changes in plan assets and benefit obligations recognized in regulatory assets were as follows:

	Pension Benefits		Other Postretirement Benefits
	2014	2013	2014	2013
(millions)
Current year actuarial (gain) loss	$2.7	$(3.6)	$0.8	$(1.2)
Amortization of actuarial losses	—	(0.3)	—	—
Amortization of prior service cost	(0.1)	(0.1)	—	—
Prior service cost (credit)	—	(0.2)	—	—

Total recognized in regulatory assets	$2.6	$(4.2)	$0.8	$(1.2)

Significant Assumptions Used in Determining Net Periodic Benefit Cost

	Pension Benefits		Other Postretirement Benefits
	2014	2013	2014	2013
Discount rate	5.03%	4.10%/5.07%	5.19%	4.19%
Expected return on plan assets	8.00%	8.00%	n/a	n/a
Rate of compensation increase	3.00%	3.75%/3.00%	3.75%	3.75%
Health care cost trend rate	n/a	n/a	7.40%	7.80%
Ultimate health care cost trend rate	n/a	n/a	5.00%	5.00%
Year achieved	n/a	n/a	2020	2020

Net periodic benefit cost for the period through September 1, 2013, was determined using a 4.10% discount rate, and net periodic benefit cost after that date was determined using a 5.07% discount rate. Similarly, estimated rates of compensation increase were changed in connection with the September 1, 2013 re-measurement.

The actuarial loss and prior service cost to be amortized from accumulated regulatory assets into net periodic benefit cost in 2015 are insignificant.

Defined Contribution Plan

DCGT participated in the SCANA-sponsored defined contribution plan in which eligible employees may defer up to 75% of eligible earnings subject to certain limits and may diversify their investments. Employee deferrals are fully vested and nonforfeitable at all times. DCGT recognized expense of $0.6 million, $0.5 million and $0.5 million in other operations and maintenance expense in the Statements of Income during 2014, 2013 and 2012, respectively, as employer matching contributions to these plans.

NOTE 11. COMMITMENTS AND CONTINGENCIES

As a result of issues generated in the ordinary course of business, DCGT is involved in legal proceedings before various courts and is periodically subject to governmental examinations (including by the FERC), inquiries and investigations. Certain legal proceedings and governmental examinations involve demands for unspecified amounts of damages, are in an initial procedural phase, involve uncertainty as to the outcome of pending appeals or motions, or involve significant factual issues that need to be resolved, such that it is not possible for DCGT to estimate a range of possible loss. For such matters that DCGT cannot estimate, a statement to this effect is made in the description of the matter. Other matters may have progressed sufficiently through the litigation or investigative processes such that DCGT is able to estimate a range of possible loss. For legal proceedings and governmental examinations for which DCGT is able to reasonably estimate a range of possible losses, an estimated range of possible loss is provided, in excess of the accrued liability (if any) for such matters. Estimated ranges of loss are inclusive of legal fees and net of any anticipated insurance recoveries. Any estimated range is based on currently available information and involves elements of judgment and significant uncertainties. Any accrued liability is recorded on a gross basis with a receivable also recorded for any probable insurance recoveries. Any estimated range of possible loss may not represent DCGT’s maximum possible loss exposure. The circumstances of such legal proceedings and governmental examinations will change from time to time and actual results may vary significantly from the current estimate. Management does not anticipate that the liabilities, if any, arising from such proceedings would have a material effect on DCGT’s financial position, liquidity or results of operations.

Environmental Matters

DCGT is subject to costs resulting from a number of federal, state and local laws and regulations designed to protect human health and the environment. These laws and regulations affect future planning and existing operations. They can result in increased capital, operating and other costs as a result of compliance, remediation, containment and monitoring obligations.

Lease Commitments

DCGT leases various facilities, vehicles and equipment under operating lease arrangements, the majority of which include terms of one year or less, require payments on a monthly or annual basis, and can be canceled at any time. Rental expense for DCGT totaled $1.2 million, $1.3 million and $1.3 million for 2014, 2013 and 2012, respectively. Rent expense is included within Other operations and maintenance expense in the Statements of Income. See Note 13 for further information on leases with related parties.

NOTE 12. CREDIT RISK

Credit risk is the risk of financial loss if counterparties fail to perform their contractual obligations. In order to minimize overall credit risk, credit policies are maintained, including the evaluation of counterparty financial condition and collateral requirements. In addition, counterparties may make available collateral, including letters of credit, payment guarantees, or cash deposits.

DCGT maintains a provision for credit losses based on factors surrounding the credit risk of its customers, historical trends and other information. At December 31, 2014 and 2013, the provision for credit losses was less than $0.1 million. Management believes, based on credit policies and the December 31, 2014 provision for credit losses, that it is unlikely that a material adverse effect on financial position, results of operations or cash flows would occur as a result of counterparty nonperformance.

In 2014, DCGT provided service to approximately 70 customers with approximately 98% of its revenue being provided through firm transportation contracts. The two largest customers, both subsidiaries of SCANA, comprised approximately 76%, 78% and 83% of the total revenue for the years ended December 31, 2014, 2013 and 2012, respectively, with its largest customer representing approximately 57%, 60% and 65% of such amounts in 2014, 2013 and 2012, respectively.

NOTE 13. RELATED PARTY TRANSACTIONS

Prior to Dominion’s acquisition of DCGT on January 31, 2015, DCGT engaged in related party transactions primarily with other SCANA subsidiaries (affiliates). Subsequent to January 31, 2015, SCANA and its subsidiaries are no longer considered affiliates, and Dominion and its subsidiaries are deemed affiliates.

DCGT’s receivable and payable balances with affiliates are settled based on contractual terms or on a monthly basis, depending on the nature of the underlying transactions. DCGT participated in certain SCANA benefit plans as described in Note 10. DCGT had affiliated long-term debt payable to SCANA as described in Note 9. A discussion of the remaining significant related party transactions follows.

Transactions with Affiliates

Through January 31, 2015, DCGT operated under a service agreement with SCANA Services, Inc., which provided administrative, management and other services to SCANA and its subsidiaries as a subsidiary service company. DCGT reimbursed SCANA Services, Inc. for the cost of providing such administrative, management and other services appropriate for DCGT’s operations.

In addition, DCGT provided transportation services to affiliates and affiliates provided management services to DCGT. The affiliated transactions are presented below:

Year Ended December 31,	2014	2013	2012
(millions)
Sales of natural gas transportation services to affiliates	$49.0	$48.7	$46.9
Services provided by SCANA(1)(2)	11.8	9.0	11.4
Services provided to affiliates by DCGT	0.1	0.1	0.1

(1)	Includes $4.3 million, $1.6 million and $3.6 million of capitalized expenditures for the years ended December 31, 2014, 2013 and 2012, respectively.
(2)	DCGT determined that it is not the most closely associated entity with SCANA Services, Inc., an affiliated variable interest entity, and therefore it is not the primary beneficiary. SCANA Services, Inc. provides accounting, legal, finance and certain administrative and technical services to all SCANA subsidiaries, including DCGT. DCGT did not have an obligation to absorb more than its allocated share of SCANA Services, Inc. costs.

Advance to Affiliate

At December 31, 2014 and 2013, DCGT had advanced $2.7 million and $5.2 million to SCANA in connection with DCGT’s participation in the SCANA money pool. Amounts are included in Affiliated advances in the Balance Sheets for all years presented. Interest on short term advances was less than $0.1 million for the years ended December 31, 2014, 2013 and 2012.

Income Taxes

Prior to the acquisition of DCGT by Dominion effective January 31, 2015, DCGT had a tax sharing agreement with SCANA as described in Note 2. At December 31, 2014 and 2013, income taxes payable to SCANA were $0.2 million and $0.9 million, respectively, recorded in accrued interest, payroll and taxes on the Balance Sheets. At December 31, 2014, prepaid income taxes to SCANA were $2.4 million recorded in prepayments on the Balance Sheets.

Leases

DCGT leases its operating facility and two tower locations from SCANA. Rent expense for the operating facility is allocated to DCGT based on the relative number of DCGT employees to total SCANA employees occupying the facility. For the years ended December 31, 2014, 2013 and 2012, DCGT recorded affiliated rent expense of $1.0 million, $1.1 million and $1.2 million, respectively. Amounts are included within Other operations and maintenance expense in the Statements of Income.

Dividends

DCGT pays dividends to SCANA as determined by SCANA based on DCGT’s net income and/or available cash each year. During 2014, 2013 and 2012, DCGT paid cash dividends to SCANA of $8.8 million, $8.3 million and $6.5 million, respectively. At December 31, 2014 and 2013, dividends payable to SCANA were $2.7 million and $2.2 million, respectively, recorded in payables to affiliates on the Balance Sheets.

Agreements with Dominion Affiliates

On February 1, 2015, DCGT entered into the following agreements with Dominion subsidiaries, deemed affiliates at that date.

•	DCGT entered into a services agreement with DRS. DRS provides administrative, management and other services to Dominion and its subsidiaries as a subsidiary service company.

•	DCGT entered into a services agreement with Dominion Payroll Company, Inc. Dominion Payroll Company, Inc. provides human resources and operations services to Dominion and its subsidiaries as a subsidiary service company.